Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

                                                       WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Servicing Agreement dated as of December 22, 2005, by and among UBS Real Estate Investments, Inc., as Note A1 Noteholder, Note A2 Noteholder, Note A3 Noteholder, Note A4 Noteholder and Wachovia Bank, National Association, as Master Servicer and Special Servicer, with respect to 1155 Avenue of the Americas (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.14 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight do hereby certify that:

1.
A review of the activities of the Master Servicer, during the period from January 1, 2006 to December 31, 2006, and of its performance per the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2006, through December 31, 2006;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy S. Ryan               /s/ Marilyn Addison
Timothy S. Ryan, Managing Director     Marilyn Addison, Director
Wachovia Bank National Association    Wachovia Bank National Association